EXHIBIT 5.1

[Letterhead of Vyyo Inc.]

January 26, 2007

Vyyo Inc.

6625 The Corners Parkway, Suite 100

Norcross, Georgia 30092

Re: Vyyo Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

I have acted as counsel to Vyyo Inc., a Delaware corporation (the “Company”), in connection with the registration of 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Company’s Third Amended and Restated 2000 Employee and Consultant Equity Incentive Plan (the “Plan”).

In rendering this opinion, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others. In rendering the opinion set forth below, I have assumed that the certificates representing the Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by me.

Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares have been duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms and conditions of the Plan and the agreements contemplated thereunder, the Shares will be validly issued and, subject to any restrictions imposed by the Plan, fully paid and nonassessable, provided that the consideration is at least equal to the stated par value of the Shares.

I do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement on Form S-8.  In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Tashia L. Rivard

Tashia L. Rivard
General Counsel